AT THE COMPANY:                                                       EXHIBIT 99
Jim Hopwood
Chief Financial Officer
(847) 367-3552


FOR IMMEDIATE RELEASE
TUESDAY, SEPTEMBER 16, 2003

                         Wickes, Inc. Common Stock to be
                    Delisted From The Nasdaq SmallCap Market

Vernon Hills, IL, September 16, 2003 - Wickes, Inc. (NASDAQSC: WIKS), a leading distributor of building materials and manufacturer of value-added building components, announced today that on September 12, 2003, the Company received a Nasdaq Staff Determination indicating that Nasdaq has denied the Company's request for continued listing on The Nasdaq SmallCap Market. The Company's common stock will be delisted from The Nasdaq SmallCap Market at the opening of business on September 23, 2003. Nasdaq has advised the Company that its common stock may be immediately eligible for quotation on the OTC Bulletin Board under the trading symbol WIKS, effective with the opening of business on September 23, 2003, provided a market maker enters a quote for the common stock on that date. However, there can be no assurance that the Company's common stock will in fact be quoted on the OTC Bulletin Board.

The delisting is the result of the Company's failure to comply with the minimum requirements for continued listing set forth in Marketplace Rule 4310(c)(2)(B), which include: $2,500,000 of stockholders' equity, $35,000,000 of market value of listed securities or $500,000 of net income during the relevant fiscal years. As previously disclosed, Nasdaq notified the Company on August 21, 2003 that it was not in compliance with its listing requirements.

In its September 12, 2003 letter, Nasdaq advised the Company that it had provided neither sufficient evidence of its ability to achieve near term compliance with the continued listing requirements nor sufficient evidence that the Company can sustain such compliance over an extended period of time. The Nasdaq also expressed concern about the Company's ability to continue as a going concern beyond the end of 2003, citing the Company's Form 10-Q for the period ended June 28, 2003, in which the Company disclosed that it does not believe it will generate sufficient cash from operations to pay the principal amount of its Senior Subordinated Notes when due on December 15, 2003 and that even if the principal amount of the Senior Subordinated Notes were paid it will need to increase revenues and operating income to provide sufficient value to pay the principal and accrued interest on its Senior Secured Notes when due on July 29, 2005.

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Wickes Inc.
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This  release  contains  forward-looking  statements  as defined in the  Private
Securities  Litigation  Reform  Act  of  1995.  Forward-looking  statements  are
information   of  a   non-historical   nature  and  are  subject  to  risks  and
uncertainties that are beyond the Company's ability to control. The Company cautions shareholders, noteholders and prospective investors that the following factors may cause actual results to differ materially from those indicated by the forward-looking statements: the Company's ability to meet its debt service obligations on a timely basis; costs of materials sold; changes in selling prices; competition within the building materials supply industry; the effects of economic conditions; changes in interest rates and capital availability; as well as other factors set forth in the Company's Annual Report on Form 10-K for fiscal 2002, its Quarterly Reports on Form 10-Q for the first two quarters of fiscal 2003 and other documents which are on file with the Securities and Exchange Commission.

Wickes, Inc. is a leading distributor of building materials and manufacturer of value-added building components in the United States, serving primarily building and remodeling professionals. The Company distributes materials nationally and internationally, operating building materials centers and component manufacturing plants in the Midwest, Northeast and South. The Company's building component manufacturing facilities produce value-added products such as roof trusses, floor systems, framed wall panels, pre-hung door units and window assemblies. Wickes, Inc.'s web site, http://www.wickes.com, offers a full range of services about the building materials and construction industry.










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